UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2013

[Missing Graphic Reference]

NOHO, INC.
(Exact name of registrant as specified in its charter)

Wyoming	000-54746	27-2300669
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8340 E. Raintree Dr., Unit D Scottsdale, Arizona	85260
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 306-7319

 (Former name, former address, if changed since last report)

Copies of Communications to:
Stoecklein Law Group, LLP
Columbia Center
401 West A Street
Suite 1150
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-0556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                      Completion of Acquisition or Disposition of Assets.

On April 1, 2013, the Company completed the reverse triangular merger, pursuant to the Acquisition Agreement and Plan of Merger (“Merger”), by and among Dolce Sub Co. (“Sub Co”), a Nevada corporation and wholly owned subsidiary of the Company, and Dolce Bevuto, Inc. (“DB”), a Nevada corporation, whereby DB became a wholly owned subsidiary of the Company. On April 1, 2013, the parties filed the Articles of Merger with the Nevada Secretary of State.

Pursuant to the conditions to closing of the Merger, the Company issued 12,713,763 shares of common stock in exchange for 100% of DB’s issued and outstanding common stock and obtained cancellation of a total of 19,760,000 shares of common stock. Total issued and outstanding common stock, post-closing, and upon cancellation of the shares herein referenced, and the issuance of 12,713,763 will be 15,803,439.

As a result of the closing of the Merger, the Company’s main focus has been redirected to the operations of DB. The Company now owns all of the assets, liabilities and operations of DB which manufactures and distributes a product named “NOHO®” – The Hangover Defense®. Additionally, the Company obtained ownership to all intellectual property rights for NOHO in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NOHO, INC.

By: /S/ John Grdina
John Grdina, President

Date:  April 1, 2013